                  AGREEMENT AND PLAN OF MERGER, dated as of February 14, 1997, among Bowne & Co., Inc., a New York corporation ("Parent"), BAZ Acquisition, Inc., an Arizona corporation ("Sub"), Imagineer, Inc., an Arizona corporation (the "Company"), Michael J. Globke, Margaret A. Globke, Steven Smitham, and Donald Ewing (collectively, the "Stockholders").

                                R E C I T A L S :

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company and the stockholders of Sub and the Company have approved the acquisition of the Company by Parent subject to the terms and conditions of this Agreement;
                  WHEREAS, to effect such transaction, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), subject to the terms and conditions of this Agreement, whereby the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), will be converted into the right to receive the Merger Consideration (as defined in Section 3.1) upon the terms and subject to the conditions herein;

                  WHEREAS, Sub will acquire Donald Ewing's membership interests in Imagineer of California, L.L.C. upon the terms and subject to the conditions herein;

                  WHEREAS, Parent, Sub, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                             ARTICLE I: DEFINITIONS

                  As used in this Agreement, the following terms have the following meanings:

         "Affiliate" when used with respect to another Person shall mean any Person controlling, controlled by or under common control with such Person.

         "Agreement" means this Agreement and Plan of Merger dated as of February 14, 1997 among Parent, Sub, the Company, Michael J. Globke, Margaret A. Globke, Steven Smitham and Donald Ewing, as it may be amended from time to time as provided herein.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Intellectual Property" means patents, patent applications, trademarks, tradenames, service marks, copyright registrations or copyright applications.

         "Leased Real Property" means the land, buildings and structures leased by the Company as lessee and listed in Schedule 4.1(i) hereto under the name of the Company, including any additions thereto or substitutions therefor.

         "Lien" means any mortgage, pledge, security interest, option, adverse claim, encumbrance, lien, claim or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

         "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all such other changes, effects or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiary or Parent and its Subsidiaries, as the case may be, in each case, taken as a whole.

         "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.

         "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "Transfer" shall be construed broadly and shall include any transfer by way of issuance, sale, assignment, hypothecation, disposition, participation, pledge, gift, bequeath, intestate transfer, distribution, liquidation, merger or consolidation.

                             ARTICLE II: THE MERGER

                  2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Arizona Business Corporation Act (the "ABCA"), Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and the name of the Surviving Corporation shall be "Imagineer, Inc.".

                  2.2 Closing. The closing of the Merger (the "Closing") shall take place at 11:00 a.m., on February 14, 1997 or on any other date specified by the parties, which date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or such other place, time and date as the parties may agree.

                  2.3 Effective Time. As soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the ABCA and shall make all other filings or recordings required under the ABCA. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of Arizona or at such other time (in accordance with the ABCA) as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

                  2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 10-1106 of the ABCA.

                  2.5  Articles of Incorporation; By-Laws; Purposes.

                  (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The By-laws of the Company as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  2.6 Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  2.7 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the

Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                ARTICLE III: EFFECT OF THE MERGER ON THE CAPITAL

                      STOCK OF THE CONSTITUENT CORPORATIONS

                  3.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

                  (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or any subsidiary of the Company, shall automatically be cancelled and retired and shall cease to exist, and no common stock, par value $.01 per share, of Parent ("Parent Common Stock") or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock. In consideration for all of the issued and outstanding shares of Company Common Stock each Stockholder shall receive (i) that number of fully paid and nonassessable shares of Parent Common Stock set forth opposite such Stockholder's name under the heading "Shares" on Schedule 3.1 and (ii) the dollar amount set forth opposite such Stockholder's name under the heading "Cash" on Schedule 3.1 (collectively, the "Merger Consideration"). At the Effective Time each share of Company Common Stock shall be converted into the right to receive a portion of the Merger Consideration in accordance with this subsection 3.1.

                  3.2 Exchange Procedures. (a) As soon as reasonably practicable as of or after the Effective Time, Parent shall deposit with its transfer agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, the shares of Parent Common Stock to be issued in the Merger.

                  (b) As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to Parent, be entitled to a certificate or certificates representing the number of full shares of Parent Common Stock and the amount of cash, if any, and the number of shares of Surviving Corporation Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. Each such certificate of Parent Common Stock issued to each holder will bear the following legend on the face thereof:

         NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

                  No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Common Stock.

                  3.3 Limited Liability Company. Donald Ewing shall receive $16,667 in exchange for his 40% membership interest in Imagineer of California, L.L.C., which represents all of the membership interests in Imagineer of California, L.L.C. not owned by the Company.

                   ARTICLE IV: REPRESENTATIONS AND WARRANTIES

               4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a) Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Imagineer of California, L.L.C., which is the only Subsidiary of the Company, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of the Company and its Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Accurate and complete copies of the certificate of incorporation, including all amendments thereto and restatements thereof, and bylaws of the Company and the articles of organization and operating agreement of the Subsidiary have been delivered to Parent. Accurate and complete copies of the corporate minutes and the stock record books of the Company and the records of the Subsidiary have been delivered to Parent. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of the Company and the membership interests of the Subsidiary are contained in the records which have been delivered to Parent.

                  (b) Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of the Company, and no other action on the part of the Company is necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Sub, is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (c) Capitalization. As of the date hereof, the authorized capital stock of the Company is 1,000,000 shares of Company Common Stock and 6,666 shares of Company Common Stock are issued and outstanding. Except as set forth above, as of the date hereof, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. Each outstanding share of the Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 4.1(c), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding existing or authorized subscriptions, options, warrants, calls, rights, or any other agreements of any character relating to the sale, issuance or voting of any shares of the capital stock of, or other equity interests in, the Company or its Subsidiary or any securities convertible into or evidencing the right to purchase such capital stock or other equity interests in, the Company or its Subsidiary, and except as set forth on Schedule 4.1(c) there are no voting trusts, stockholder agreements, or other agreements or understandings with respect to the voting or transfer of the Company Common Stock and any such trusts, agreements or understandings shall be terminated as of the Effective Time and the parties thereto will have no further rights thereunder. As of the date hereof, all persons who are the record and beneficial owners of the Company Common Stock are set forth on Schedule 4.1(c)

                  (d) Subsidiaries. Except as set forth on Schedule 4.1(d), the Company has no Subsidiaries and there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on Schedule 4.1(d), the Company is not a member of (nor is any part of the Company's business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. Except as set forth on Schedule 4.1(d), all of the outstanding membership interests of the Company's Subsidiary are duly authorized, validly issued, fully paid and nonassessable and all such membership interests are owned by the Company or the Stockholders free and clear of all Liens.

                  (e) No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby will not either alone or with the passage of time or both: (i) violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiary; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to the Company or the Subsidiary; (iii) violate the Articles of Incorporation or By-laws (or equivalent organizational documents) of the Company or the Subsidiary; and (iv) require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Company or the Subsidiary under, any contract, indenture, mortgage, deed of trust, lease, license, franchise, agreement or other instrument to which the Company or the Subsidiary is a party or by which either of them, or any of their assets, are bound or encumbered, other than, in the case of clauses (i), (ii) or (iv), any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which would not
         (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (f) Financial Statements. The Company heretofore has delivered to Parent (i) a copy of the unaudited balance sheets of the Company as at December 31, 1995, December 31, 1994 and December 31, 1993 and an interim balance sheet of the Company as of November 30, 1996 (such balance sheets and any notes thereto being referred to herein as the "Balance

         Sheets"), the unaudited income statements of the Company for the years ended December 31, 1995 and December 31, 1994 and for the period ended December 31, 1993 and the interim unaudited consolidated income statement of the Company for the eleven-month period ended November 30, 1996 (such income statements and any notes thereto being referred to herein as the "Income Statements") and the unaudited statement of cash flows for each of the years ended December 31, 1995 and December 31, 1994 and for the period ended December 31, 1993 (the "Cash Flow Statements") (collectively with the Balance Sheets and the Income Statements, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated in the notes thereto. The Financial Statements accurately reflect the books, records and accounts of the Company in all material respects and present fairly in all material respects as of the dates and for the periods stated therein the financial condition and results of operations of the Company except that any interim Financial Statements may be subject to normal year-end adjustments.

                  (g) Tax Matters. For purposes of this Section 4.1(g), any reference to the Company or its Subsidiary shall include any corporation that merged or was liquidated with and into the Company or its Subsidiary. Except as disclosed in Schedule 4.1(g):

                               (i) All Tax Returns required to be filed by or
                  with respect to the Company and its Subsidiary have been timely filed and all such Tax Returns are complete and correct in all respects. The Company and its Subsidiary have (i) timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof or (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

                              (ii) No material claim for unpaid Taxes has become
                  a lien against the property of the Company or its Subsidiary or is being asserted against the Company or any of its Subsidiaries.

                             (iii) The statute of limitations with respect to
                  the Tax Returns of the Company and its Subsidiary and of each affiliated group (within the meaning of the Code) of which the Company and its Subsidiary are or have been a member for all periods through the respective years specified in Schedule 4.1(g) has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or its Subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or its Subsidiary of the Company relating to Taxes is currently in force.

                              (iv) No audit or other proceeding by any
                  governmental entity has formally commenced and no specific notification has been given to the Company or its Subsidiary that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or its Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary of the Company. No assessment of Tax has been proposed in writing against the Company or any Subsidiary of the Company or any of their assets or properties.

                               (v) As of the Effective Time, neither the Company
                  nor its Subsidiary shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

                              (vi) There is no contract or agreement, plan or
                  arrangement by the Company or its Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiary by reason of section 280G of the Code, as now in effect.

                             (vii) As used herein, "Taxes" shall mean all taxes
                  of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (h) Insurance. As of the date hereof, the Company and its Subsidiary are covered by valid and currently effective insurance policies issued in favor of the Company or its Subsidiary that, in the judgment of the Company, are customary for companies of similar size in the industry and locale in which it operates. All such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiary have complied in all material respects with the provisions of such policies.

                  (i) Title to Property; Liens and Encumbrances. (i) Neither the Company nor its Subsidiary owns any real property. Schedule 4.1(i) (i) lists all leases relating to Leased Real Property. The Company owns a valid and subsisting interest as lessee under the Leased Real Property and except as set forth on Schedule 4.1(i) hereto, to the

         Company's knowledge, all such Leased Real Property is free and clear of all Liens except (i) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves for monies owed are reflected on the Financial Statements in accordance with generally accepted accounting principles,
         (ii) Liens for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with generally accepted accounting principles, and (iii) Liens and defects in title that are not material to the lessee (the types of Liens identified in clauses (i) through (iii) above being herein referred to as "Permitted Liens").

                     (ii) To the Company's knowledge, all improvements on the Leased Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Company and its Subsidiary operating thereon as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a material adverse effect on the owner or lessee of such Leased Real Property. All such improvements are in good working condition and repair, are insurable at standard rates, and comply in all material respects with applicable federal, state and local statutes, ordinances and regulations.

                    (iii) Except as specified on Schedule 4.1(i) (iii) and except for Permitted Liens, each of the Company and its Subsidiary has good title to the assets owned by it free and clear of all Liens. All tangible personal property owned by the Company or the Subsidiary is in a good state of repair and operating condition subject to normal repair, maintenance and replacement. Except as set forth on Schedule 4.1(i), the Company owns, directly or indirectly, all assets, properties, rights, franchises, claims and agreements of every kind and description used to conduct the businesses and operations of the Company and the Subsidiary as they are presently conducted.

                  (j) Patents, Trademarks, Tradenames, Service Marks and Copyrights. Schedule 4.1(j)(1) and Schedule 4.1(j)(2) set forth all Intellectual Property owned, licensed or used by or registered in the name of the Company and its Subsidiary, respectively. The Company owns, free and clear of all Liens, and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of its business as presently conducted, all Intellectual Property used in such business and there are not outstanding or, to the knowledge of the Company, threatened judicial or adversary proceedings with respect thereto.

                  (k) Legal Proceedings. There is no claim, legal action, decree, judgment, order, arbitration or administrative or other proceeding, suit or governmental investigation pending, or to the knowledge of the Company, threatened, against the Company or its Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect or which, as of the date hereof, seeks to enjoin or prohibit or otherwise question the validity of any action to be taken by the Company in connection with this Agreement. As of the date hereof, to the Company's knowledge, there are no events or conditions which could reasonably be expected to result in a claim, legal action, decree, judgment, order, arbitration or administrative or other proceeding, suit or governmental investigation of the Company or its Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect.

                  (l) Conduct of Business in Compliance with Laws. (i) Neither the Company nor its Subsidiary is in violation of, or in default with respect to, any order, law, rule, regulation, judgment, order or decree of any federal, state, foreign, municipal or governmental department, commission, board, bureau, agency or instrumentality which affects the Company, except where the violation or default would not give rise, individually or in the aggregate, to a Material Adverse Effect.

                  (ii) The Company and its Subsidiary possess all material governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority ("Licenses"). All such Licenses are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no proceeding is pending or threatened seeking the revocation or limitation of any such License that could, individually or in the aggregate, have a Material Adverse Effect.

                  (m) Absence of Undisclosed Liabilities. Except for liabilities reflected or reserved against in the Financial Statements, neither the Company nor its Subsidiary has any liabilities, commitments, indebtedness or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due that would be required to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with generally accepted accounting principles and that would, individually or in the aggregate, have a Material Adverse Effect.

                  (n) Absence of Changes or Events. Except for the organization and capitalization of Imagineer of California, L.L.C., since December 31, 1995, (i) the business of the Company has been conducted in all material respects only in the ordinary course, (ii) neither the Company nor its Subsidiary has, except in the ordinary course of business, purchased, sold, assigned or transferred any of the assets of the Company or its Subsidiary or made or obligated itself in any way to make any increase in the compensation, incentive, opportunity or benefits payable to any employee of the Company, except for regular periodic employee pay raises consistent with past practice and (ii) there has not been a Material Adverse Effect in the Company and its Subsidiary, taken as a whole, except for any change resulting from general economic, financial or market conditions.

                  (o) Employee Benefit Plans. (i) Schedule 4.1(o) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company or any Subsidiary has any present or future right to benefits or under which the Company or any Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                     (ii) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable;
         (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years
         (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                    (iii) (A) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or
         (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (E) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan.

                     (iv) With respect to each of the Company Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

                      (v) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company, any Subsidiary or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) none of the Company, any Subsidiary or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company, its Subsidiary or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section
         4205) from any such multiemployer plan; and (B) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

                  (f) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims.

                  (g) No Company Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiary as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

                  (p) Environmental Matters. (i) Except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law, to the Company's knowledge, all operations and uses by the Company and its Subsidiary of the Leased Real Property are in compliance with all currently applicable environmental statutes, ordinances, regulations and orders relating to the protection of the environment (collectively, "Environmental Laws"). To the Company's knowledge, the Company and its Subsidiary have obtained all permits necessary under Environmental Laws for the operation of its business, and all such permits are in full force and effect and the Company and its Subsidiary are in compliance with the terms and conditions of all such permits. To the knowledge of the Company, there are no outstanding Liens on the Company's or the Subsidiary's interest in the Leased Real Property under any Environmental Laws. Neither the Company nor the Subsidiary, has received any notice of, or is otherwise aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Laws by the Company or the Subsidiary or any tenants or subtenants of the Company or the Subsidiary, or otherwise involving such Leased Real Property or the operations conducted on or in such Leased Real Property.

                     (ii) To the knowledge of the Company, and except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law, the Leased Real Property is in compliance with all Environmental Laws and there has been no release (nor, to the knowledge of the Company, is there any substantial threat of a release) of any hazardous substance at or from such Leased Real Property in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. To the knowledge of the Company, there are no hazardous substances present on such Leased Real Property except for ordinary quantities of properly stored hazardous substances found in consumer or commercial products that are used in the normal course of the Company's and its Subsidiary's business, including grounds and building operation and maintenance, or except as otherwise present in material compliance with Environmental Laws or as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law.

                  To the knowledge of the Company, there are no underground storage tanks, or underground piping associated with such tanks, at such Leased Real Property.

                  (q) Affiliate Transactions. Neither the Company nor its Subsidiary (i) has any outstanding contract, agreement or other arrangement with any of the Stockholders or any of such Stockholders' Affiliates which will continue in effect subsequent to the Closing or (ii) other than the movement of monetary assets, has engaged in any transaction outside the ordinary course of business consistent with past practice with the Stockholders or their Affiliates since December 31, 1995, which was (x) material to the business or operations of the Company and its Subsidiaries taken as a whole or (y) undertaken in contemplation of the sale of the Company or its Subsidiaries.

                  (r) Material Contracts. Schedule 4.1(r) lists all contracts, agreements, leases, and licenses, as to which the Company or any Subsidiary is a party or by which any of them is bound, and which is not disclosed in any other Schedules to this Agreement, including, without limitation, all collective bargaining agreements and employment agreements and consulting agreements providing for compensation in excess of $50,000 of salary per year. Such contracts are collectively referred to herein as "Material Contracts". The Company has delivered to Parent copies of all such Material Contracts. Except as set forth on
         Schedule 4.1(r) hereto, each Material Contract is valid and binding (except to the extent that the invalidity or nonbinding nature of any Material Contract would not have a Material Adverse Effect) and is in full force and effect in accordance with its terms and neither the Company nor the Subsidiary has granted any material waivers or forebearances thereunder and neither the Company nor the Subsidiary, or to the knowledge of the Company or the Subsidiary, any third party, is in material default in the performance of any of its obligations under any such Material Contract and no event or circumstance has occurred which, with the giving of notice or the lapse of time or both, would constitute a material default by the Company or the Subsidiary, under any Material Contract. The transactions contemplated hereby may be consummated without the consent of any party to any Material Contract and such sale will not affect the validity or enforceability of any such Material Contract or cause any material change in the substantive terms thereof.

                  (s) Brokers, Finders, etc. No broker, finder, consultant or other intermediary is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

                  4.2 Representations and Warranties of the Stockholders. The Stockholders, jointly and severally, represent and warrant to Parent and Sub as follows:

                  (a) Authorization and Validity of Agreement. Each of the Stockholders has legal capacity to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by each Stockholder and, assuming due authorization, execution and delivery by Parent and Sub, is a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (b) Investment Intent. Each Stockholder understands that the Parent Common Stock delivered in connection with the Merger, at the time of its receipt by such Stockholders, will not be registered under the Securities Act of 1933, as amended (the "Act"), or any other applicable securities laws. Each Stockholder is acquiring the Parent Common Stock for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as contemplated by the Registration Rights Agreement provided for herein. Each Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Parent Common Stock received in the Merger unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to an effective registration statement under the Act or counsel for such Stockholder (which counsel shall be acceptable to Parent) shall have furnished Parent with an opinion, satisfactory in form and substance to Parent, that no such registration is required because of the availability of an exemption from registration under the Act. Each Stockholder further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Parent Common Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Parent Common Stock, and (iii) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of the Parent Common Stock as contemplated by this Agreement.

                  4.3 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

                  (a) Due Organization and Power of Parent and Sub. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

                  (b) Authorization and Validity of Agreement. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its respective Board of Directors, and no other corporate action on the part of

         Parent or Sub is necessary for the execution, delivery and performance by Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming due authorization, execution and delivery by the Company and the Stockholders, is a valid and legally binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                  (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (d) Validity of Parent Common Stock. The Parent Common Stock to be delivered in exchange for Company Common Stock at the Effective Time, when issued and delivered in accordance with the terms hereof, will be duly authorized and validly issued, free and clear of any liens, encumbrances or claims of other persons (other than liens, encumbrances or claims resulting from acts of the Company or any Stockholder), and will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the New York Business Corporation Law.

                              ARTICLE V: COVENANTS

                  5.1 Access to Information Concerning Properties and Records; Confidentiality. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable request, afford to Parent, its counsel, accountants, engineers, appraisers and other authorized representatives reasonable access during normal business hours to the properties, equipment, books, accounts, contracts, documents and records of the Company, its businesses and properties, to the extent that doing so does not materially disrupt or interfere with the operations of the Company, and the Company shall, within a reasonable period of time, furnish or cause to be furnished to Parent and its representatives all existing data and information concerning its business and properties as Parent may reasonably request. Parent shall keep, and shall cause its agents, attorneys, employees and representatives to keep, confidential all information obtained by Parent with respect to the Company.

                  5.2 Conduct of the Business of the Company Prior to the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the Closing Date:

                  (a) the business of the Company and its Subsidiary shall be conducted only in the ordinary course consistent with past practices;

                  (b) neither the Company nor its Subsidiary will amend its organizational documents;

                  (c) neither the Company nor its Subsidiary will (i) make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or issue any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock or (ii) purchase or redeem any shares of its capital stock or any other security;

                  (d) the Company will use its, and will cause its Subsidiary to use its reasonable efforts to preserve intact the operations, organization and reputation of the Company and its Subsidiary to keep available the services of the Company's and its Subsidiary's present officers and key employees, and to preserve the good will and business of the suppliers and others having business relationships with the Company and the Subsidiary;

                  (e) the Company and its Subsidiary will maintain their assets in the same condition (ordinary wear and tear excepted) as at the date hereof;

                  (f) neither the Company nor the Subsidiary will remove or make any significant alterations to any of its assets;

                  (g) the Company and the Subsidiary will timely make all payments required to be paid under any Material Contract when due and otherwise pay all liabilities and satisfy all obligations within 90 days of invoice;

                  (h) neither the Company nor its Subsidiary will declare, pay or make any dividend or other distribution;

                  (i) the Company and its Subsidiary will maintain their books and records in accordance with generally accepted accounting principles and will not change the accounting methods, principles or practices currently used;

                  (j) neither the Company nor its Subsidiary will introduce any material change with respect to the operation of its business;

                  (k) the Company and its Subsidiary shall continue to maintain and carry their existing insurance;

                  (l) neither the Company nor its Subsidiary will alter the terms of any existing Material Contract except for immaterial alterations;

                  (m) except to the extent required under existing Company Plans as in effect on the date of this Agreement, neither the Company nor its Subsidiary will increase or modify, or agree to increase or modify, the compensation, bonuses or other benefits or perquisites for employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries will enter into any employment or consulting agreement; and

                  (n) neither the Company nor its Subsidiary will incur any obligations or sell, dispose of or transfer any of the assets of its business other than in the ordinary course of business consistent with past practice.

                  5.3 Employment Agreements. At the Closing, each of Michael J. Globke, Steven Smitham and Donald Ewing shall enter into an Employment Agreement with Bowne Business Services, Inc., substantially in the form attached hereto as Exhibits A-1, A-2 and A-3, respectively.

                  5.4 Notification. (a) The Company shall notify Parent of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Company or its Subsidiary.

                  (b) Between the date of this Agreement and the Closing, the Company shall keep Parent reasonably informed of all material operational matters and business developments known to the Company with respect to its business, including any competitive changes.

                  5.5 No Inconsistent Action. The Company shall not take any action which is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

                  5.6 Non-Solicitation. Between the date of this Agreement and the Closing Date, neither the Company nor any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate or encourage submission of any proposal or offer from any Person relating to any acquisition or purchase of any capital stock or assets of the Company or any other transaction that would result in the transfer of control of the Company or an investment of any kind by any Person in the Company (each an "Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, an Acquisition Proposal or any of the foregoing, except to the extent required by law, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

                  5.7 Further Actions. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to take such reasonable actions to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and

(iv) to furnish to each other such information and assistance as is reasonably requested in connection with the foregoing.

                  5.8 Registration Rights Agreement. At the Closing, Parent shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement").

                  5.9 Tax-Free Reorganization Treatment. None of Parent, Sub, the Company or any of their respective affiliates shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

                  5.10 Personal Guarantees. After the Effective Time, Parent shall use its best efforts to obtain the release of any personal guarantees by the Stockholders guaranteeing obligations of the Company, including, to the extent possible, by substituting guarantees of the Company or its Subsidiaries in lieu thereof.


                        ARTICLE VI: CONDITIONS PRECEDENT

                  6.1 Conditions Precedent to Obligations of Parties. The respective obligations of the parties hereto are subject to the satisfaction (or waiver by each party) at or prior to the Closing Date of the following condition:

                  (a) No Injunction. No order of any court or any administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby.

                  6.2 Conditions Precedent to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Sub) at or prior to the Closing Date of each of the following additional conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of the Company and the Stockholders contained herein shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Agreements. The Company and the Stockholders shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Certificate. Parent shall have received (i) a certificate of the Company, dated the Closing Date, executed on behalf of the Company by its President to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled and (ii) a certificate of each of the Stockholders, dated the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) Legal Opinion. Parent shall have received a legal opinion from Titus, Brueckner & Berry P.C. dated the Closing Date, substantially in the form attached hereto as Exhibit C.

                  (e) No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any material adverse change in the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole.

                  (f) Employment Agreements. Bowne Business Services, Inc. and each of Michael J. Globke, Steven Smitham and Donald Ewing shall have duly executed and delivered an Employment Agreement as contemplated by
         Section 5.3.

                  (g) Registration Rights Agreement. Each of the Stockholders shall have duly executed and delivered the Registration Rights Agreement.

                  6.3 Conditions Precedent to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company and the Stockholders) at or prior to the Closing Date of each of the following additional conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub contained herein shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Agreements. Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Certificate. The Company shall have received a certificate of Parent and Sub, dated the Closing Date, executed on behalf of Parent and Sub by its respective President or any Senior Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) Legal Opinions. The Company shall have received a legal opinion from Simpson Thacher & Bartlett dated the Closing Date, substantially in the form attached hereto as Exhibit D.

                  (e) Registration Rights Agreement. Parent shall have duly executed and delivered the Registration Rights Agreement.


                          ARTICLE VII: INDEMNIFICATION

                  7.1 Indemnification Against Loss Due to Inaccuracies in Company's or Stockholders' Representations and Warranties, Etc. The Stockholders, jointly and severally, indemnify Parent and the Surviving Corporation and their respective Subsidiaries and Affiliates (collectively, the "Parent Indemnified Parties") against, and agree to hold the Parent Indemnified Parties harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (other than any such items relating to Taxes for which the agreed-upon indemnification provisions are set forth in Section 7.3) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty contained in
Section 4.1 or 4.2 is not as represented or warranted or the failure of the Company or any Stockholder to fulfill in any respect any of its obligations under this Agreement which is required to be fulfilled before or after the Closing Date.

                  7.2 Indemnification Against Loss Due to Inaccuracies in Parent's or Sub's Representations and Warranties, Etc. Parent and Sub, jointly and severally, indemnify the Stockholders and their Affiliates (the "Stockholder Indemnified Parties") against, and agree to hold the Stockholder Indemnified Parties harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty contained in Section 4.3 is not as represented or warranted or the failure of Parent or Sub to fulfill in any respect any of its obligations under this Agreement which is required to be fulfilled before or after the Closing Date.

                  7.3 Tax Indemnification. (a) The Stockholders, jointly and severally, shall be responsible for and shall indemnify and hold harmless the Parent Indemnified Parties from and against any and all Taxes for or in respect of each of the following:

                  (i) any and all Taxes with respect to any taxable period of Company or its Subsidiary (or any predecessor) ending on or before the Closing Date or apportioned to such period under Section 7.3(b) below;

                  (ii) any and all Taxes arising out of a breach of representations and warranties contained in Section 4.1(g);

                  (iii) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, on or prior to the Closing date; and

                  (iv) any legal, accounting and other fees and expenses for any item attributable to (i) through (iii) above.

                  (b) The Stockholders and Parent shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of Company and its Subsidiary at the end of the day on the Closing Date. In any case where applicable law does not permit the Company and its Subsidiary to close its taxable year on the Closing Date, then Taxes attributable to the taxable period of the Company and its subsidiaries beginning on or before and ending after the Closing Date (including without limitation any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of the Company and its Subsidiary as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred/occurs.

                  (c) (i) Any Stockholder shall promptly notify Parent of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of Parent or its affiliates for Taxes.

                  (ii) Any claim for indemnity hereunder shall be made in conformance with the provisions of Section 7.5 below.

                  Any claim for indemnity made pursuant to this Section 7.3 may be made at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant tax period (including all periods of extension, whether automatic or permissive).

                  7.4 Limit on Claims Other than Tax Matters. (a) Any claim for indemnification under Section 7.1 or 7.2 or otherwise under this Agreement other than under Section 7.3 must be made by notice as provided herein not later than the date which is three years after the Closing Date. Any indemnity obligation of the Stockholders pursuant to Section 7.1 or otherwise under this Agreement may be satisfied directly from, and with full recourse to, the Stockholders.

                  7.5 Procedure. If any claim or demand by any person is made against a Parent Indemnified Party or a Stockholder Indemnified Party (collectively, an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the indemnifying party in writing of such claim or demand, provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have hereunder unless it is actually prejudiced thereby. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the indemnifying party in connection therewith; provided that the Indemnified Party may participate at its own expense in such settlement or defense through counsel chosen by such Indemnified Party. The Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in its sole discretion and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified

Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, following the Closing, the Parent will afford, and cause the Company and its Subsidiary to afford, to the Indemnified Parties and their counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, books and records of the Company and its Subsidiary (and permit the Indemnified Parties and their counsel, accountants and other authorized representatives to make copies of such books and records at their own expense), to the extent that such access may be reasonably required to facilitate the investigation, litigation and final disposition of any claim which may have been or may be made against any Stockholder Indemnified Party relating to the Company or its Subsidiaries or any of the transactions contemplated by this Agreement. The Stockholder Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions applicable to Parent in Section 5.1 hereof.

                  7.6 Payment. On each occasion that an Indemnified Party shall be entitled to indemnification or reimbursement under this Article VII, the indemnifying party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If the Indemnified Party shall be entitled to indemnification under this Article VII and the indemnifying party shall not elect to control any legal proceeding in connection therewith, the indemnifying party shall pay upon request from time to time to the Indemnified Party an amount equal to the Indemnified Party's costs and expenses arising as a result of such proceeding which have not been previously reimbursed.

                  7.7 Tax Related Adjustments. If any indemnity payment is determined to be taxable income by any taxing authority, then the Stockholders shall indemnify Parent for any Taxes payable by Parent, Sub or any of their affiliates by reason of the receipt of such indemnity payment (including any payments under this Section 7.7), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.


                           ARTICLE VIII: MISCELLANEOUS

                  8.1  Termination and Abandonment.

                  (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

                          (i) by mutual written consent of Parent, Sub, the Company and the Stockholders;

                          (ii) by Parent after March 31, 1997 if, through no fault of Parent, the Closing shall not have occurred;

                          (iii) by the Company after March 31, 1997 if, through no fault of the Company, the Closing shall not have occurred;

                          (iv) by Parent if there has been a material breach of any representation, warranty or covenant made in this Agreement by the Company or the Stockholders; or

                          (v) by the Company if there has been a material breach of any representation, warranty or covenant made in this Agreement by Parent or Sub.

                  (b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof specifying in sufficient detail the basis for such termination (including, in respect of any termination pursuant to clause (iv) or (v) of Section 8.1(a), reasonably sufficient detail of the breaches of representation, warranty or covenant) shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

                  (c) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to this Section 8.1 and Sections 8.2 and 8.10 shall survive any termination of this Agreement.

                  8.2 Survival of Representations, Warranties and Agreements. All covenants and agreements made by the parties in this Agreement not fully performed as of the Effective Time shall survive the Effective Time until fully performed. The respective representations and warranties of the Company, the Stockholders, Parent and Sub contained in Article IV shall survive the consummation of the transactions contemplated by this Agreement for three years after the Effective Time (except that the representations and warranties relating to Taxes) made in Section 4.1(g) shall survive until 90 days after the expiration of the statute of limitations (including any extensions thereof) applicable to such Taxes) and shall be binding notwithstanding any due diligence investigation by Parent.

                  8.3 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Agreement.

                  8.4 Transfer Taxes. Any transfer tax shall be borne by the Company.

                  8.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing delivered by hand, facsimile or registered letter with return receipt requested and shall be deemed to have been duly given or made when delivered by hand, or, in the case of facsimile note or registered letter, when received by the addressee, addressed as follows:

                  (a)  if to the Company or the Stockholders:

                           Imagineer, Inc.
                           3030 N. Central Avenue, Suite 1107
                           Phoenix, Arizona  85012
                           Attention:  Michael J. Globke
                           Telephone:  (602) 222-8595
                           Telecopy:  (602) 234-0779

                           with a copy to:

                           Titus, Brueckner & Berry P.C.
                           Scottsdale Centre Suite B-252
                           7373 North Scottsdale Road
                           Scottsdale, Arizona  85253-3527
                           Attention:  Charles R. Berry
                           Telephone:  (602) 483-9600
                           Telecopy:  (602) 483-3215

                  (b)  if to Parent or Sub:

                           Bowne & Co., Inc.
                           345 Hudson Street
                           New York, New York  10014
                           Attention: Brendan Keating
                           Telephone: (212) 924-5500
                           Telecopy:  (212) 229-3400

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Vincent Pagano, Jr.
                           Telephone:  (212) 455-2000
                           Telecopy:  (212) 455-2502

or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other parties.

                  8.6 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  8.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  8.8 Assignability. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that Parent and Sub may, without the prior written consent of the

Company, assign all of their rights hereunder to any direct wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  8.9 Amendment and Modification; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                  8.10 Public Announcements. Unless otherwise required by law or any regulation or rule of any stock exchange binding upon the Company or Parent, prior to the Closing no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Where any announcement, communication or circular concerning the transactions referred to in this Agreement is required by law or any regulation or rule of any stock exchange it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other party.

                  8.11 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  8.13 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




                                  BOWNE & CO. INC.



                                  By: /s/ Robert M. Johnson
                                     ---------------------------
                                      Name: Robert M. Johnson
                                      Title: Chairman and CEO


                                  BAZ ACQUISITION, INC.

                                  By: /s/ Brendan Keating
                                     ---------------------------
                                      Name: Brendan Keating
                                      Title: Vice President


                                  IMAGINEER, INC.

                                  By: /s/ Michael J. Globke
                                     ---------------------------
                                      Name: Michael J. Globke
                                      Title: President


                                  MICHAEL J. GLOBKE

                                  /s/ Michael J. Globke
                                  ------------------------------


                                  MARGARET A. GLOBKE

                                  /s/ Margaret A. Globke
                                  ------------------------------


                                  STEVEN SMITHAM

                                  /s/ Steven Smitham
                                  ------------------------------


                                  DONALD EWING

                                  /s/ Donald Ewing
                                  ------------------------------